                                  SCHEDULE 14A
                                 (RULE 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

      Filed by the Registrant / /
      Filed by a Party other than the Registrant /X/

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED
                 BY RULE 14a-6(e)(2))
      / /        Definitive Proxy Statement
      /X/        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Section 240.14a-12

                              EUROPA CRUISES CORPORATION
-----------------------------------------------------------------------
           (Name of Registrant as Specified In Its Charter)

                                       JAMES C. ILLIUS
                                        JOHN R. DUBER
                                      PAUL J. DEMATTIA
                                       ROGER A. SMITH
-----------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement, if other than the
                              Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           (5)  Total fee paid:
                ----------------------------------------------------------

/ /        Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

           (1)  Amount Previously Paid:
                ----------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ----------------------------------------------------------
           (3)  Filing Party:
                ----------------------------------------------------------
           (4)  Date Filed:
                ----------------------------------------------------------

* Copies of this letter were released to security holders on or about May 1, 2002.

                 THE COMMITTEE OF CONCERNED EUROPA STOCKHOLDERS

  PAUL J. DEMATTIA         JOHN R. DUBER         JAMES C. ILLIUS        ROGER A. SMITH
  4002 Pine Forest     20018 Westover Avenue   3791 Francis Drive      5837 Sylvan Green
        Drive          Rocky River, OH 44116  Rocky River, OH 44116   Sylvania, OH 43560
   Parma, OH 44134        (440) 331-0194         (440) 331-1259

                          www.proxymaterial.com/kruz/
--------------------------------------------------------------------------------

                                    SUMMARY:

--> Experienced casino management will be able to increase stockholder value.

--> Rafferty's plan capitalizes on the strengths of the Diamondhead property and recognizes the needs of the Gulf Coast market.

--> The Diamondhead property remains undeveloped after FIVE YEARS of Vitale's leadership.
--------------------------------------------------------------------------------

                                                                     May 1, 2002

Dear Fellow Stockholder:

    We are The Committee of Concerned Europa Stockholders, a group that collectively owns 3,285,264 shares, or 9.5% of the company's voting stock and includes two of the four current Directors. We are asking you to vote the WHITE consent card to elect James Rafferty to the Board of Directors of Europa Cruises Corporation and to remove Deborah A. Vitale as Director and Chief Executive Officer. We are committed to returning control of our company to its owners, the stockholders, and developing the company's primary remaining asset, the approximately 404 acre tract of land at Diamondhead, Mississippi.

    We believe that we, the stockholders, should not waste any more time, energy, or resources of this company on the current CEO. Ms. Vitale simply does not have the required experience in developing, building, designing, or operating a deluxe casino entertainment complex, the primary development goal of the Diamondhead property. Our nominee, James Rafferty, is the best choice.

                             IT IS TIME FOR CHANGE!
                WE URGE YOU TO ELECT OUR NOMINEE -- JIM RAFFERTY

    We have long admired the development skills of the management of Harveys Casino Resorts, a dynamic company from the environmentally-sensitive Lake Tahoe, Nevada area. After building its Lake Tahoe flagship operation, Harveys developed a group of well-designed and profitable casino properties that included Harveys Central City, Colorado, the Hard Rock Casino Hotel in Las Vegas, Nevada and Harveys Council Bluffs, Iowa. Rafferty served as the Senior Vice President of Corporate Marketing at Harveys and in addition to his responsibilities in marketing, advertising, entertainment and customer relationship management, he was also responsible for strategic planning and executive recruitment for most of his 13 year tenure.

    Rafferty has 24 years of experience in the gaming industry and is a seasoned professional in the prime of his career. He will, if elected, bring together an experienced and dynamic team to lead the Diamondhead project to success. He has invaluable experience in developing, financing, and building on environmentally-sensitive land. Rafferty is well recognized as a leader in this industry and currently leads or serves on several boards that are working to further elevate the status of the casino entertainment industry.

                                RAFFERTY'S PLAN

    Jim Rafferty's vision for our Diamondhead project focuses on the customer who will be central to this project and carefully considers the environmental concerns of the Mississippi Gulf Coast region. He has a carefully designed strategic plan to develop the Diamondhead property into a deluxe casino entertainment complex, thereby creating value for all Europa stockholders.

    Rafferty's plan embraces four strategic elements that we believe are necessary to increase the likelihood of the Diamondhead property's success as a waterfront casino and increase and promote stockholder value:

    / / the master plan for the site should focus on the core wants and needs of the customers who, through a detailed analysis, Rafferty has identified to be the likely patrons of the Diamondhead casino complex;

    / / the property should be managed by an experienced team that understands the complexities of developing a casino/entertainment complex that will have a minimal impact on the environmentally sensitive Gulf Coast region;

    / / the management team needs to understand and appreciate the changing economics of the casino business in general and the specific pressures that will affect the Gulf Coast in the next 10 years; and

    / / the management should have a proven ability to obtain financing for a project in today's economic environment.

                          VITALE IS WASTING YOUR TIME
                AFTER FIVE YEARS, VITALE HAS NOT BUILT A CASINO

- Since March 1995, Vitale has controlled the agenda of this company as Chairman of the Board of Directors. During her tenure, NINE major casino developments have been planned, financed, permitted, and licensed throughout the State of Mississippi. WHY HASN'T YOUR CASINO BEEN BUILT?

- Ten years after buying the Diamondhead property and 5 years into Vitale's reign, we have not yet seen a master plan or an increase in shareholder value.

- Instead of focusing on a plan to provide true value to you, the stockholder, Vitale engaged the Board and the corporation in a series of disputes. These time-consuming battles have been waged with environmentalists, government representatives, board members and vendors. In a results-driven marketplace, we must not confuse activity with accomplishment. The bottom line is this: WE HAVE NOT YET BROKEN GROUND.

- Before launching this consent solicitation, Messrs. Duber and Illius tried repeatedly to bring Rafferty and his proposal before the full Board of Directors and met resistance by Vitale.

- If someone is telling you that other deals are "in the works," Messrs. Duber and Illius, members of the Board of Directors and members of this Committee, can assure you that they are aware of no other deals. Any deals "in the works" would have to be brought to the full Board of Directors for its consideration and approval.

                          VITALE IS WASTING YOUR MONEY

- In what we consider a truly desperate move, Vitale is using Europa's scant capital to protect her job and her stock options in an endless series of ploys designed to intimidate the Committee and muzzle criticism of her lack of experience or leadership.

- Vitale's latest move? She's hired an "advisory board" to do what she herself was hired to do--develop the Diamondhead property!

- It was only after we filed our own consent solicitation that Vitale announced the hiring of this "advisory board". HER OWN ACTIONS SHOW THAT EUROPA NEEDS AN EXPERIENCED, PROFESSIONAL CASINO MANAGEMENT TEAM TO LEAD THIS COMPANY.

- Vitale has been rewarded for her lackluster performance with over 2 million stock options. When 800,000 of these options, at a strike price of $0.75 per share, expired, she demanded a regrant of an additional 800,000 options at a strike price of $0.50 per share. The fact remains that Vitale only purchased 100,000 shares of the company's stock, and received an additional 46,410 shares through the Company's employee stock plan. HOW MUCH DID YOU PAY FOR YOUR STOCK? DID YOU GET TO CHANGE THE PRICE YOU PAID?

- The persons behind the Frank E. Williams, Jr. consent solicitation own ONLY 3.1% of Europa's eligible voting stock, which figure does not include the employee stock plan or any of the participants' issued but unexercised stock options. YOUR VOTE WILL COUNT! VOTE THE WHITE CARD TODAY!

                            HOLD VITALE ACCOUNTABLE

- Vitale's recent letter to Messrs. Duber and Illius shows her contempt and disrespect for the Board of Directors and the stockholders she works for:

       This is further to advise you that the President of a public company DOES NOT NEED BOARD APPROVAL to take actions relating to the Company's primary asset... I have taken HUNDREDS OF ACTIONS relating to the Diamondhead property in the last five years WITHOUT CONSULTING either of you
       [Messrs. Duber and Illius] or THE BOARD.(1)

Ask yourself, have any of her "actions" improved the stock price? Fellow stockholders, we hire AND FIRE the Presidents and CEOs of companies through our votes! Remind Vitale that SHE IS NOT HER OWN BOSS! EUROPA'S MONEY IS NOT HERS TO LOSE!

                  WE URGE YOU TO MOVE QUICKLY TO REMOVE VITALE

------------------------

(1) Letter from Vitale to Messrs. Illius and Duber, April 24, 2002, p. 2 (emphasis added).

                 YOUR VOTE COUNTS! SEND IN THE WHITE CARD TODAY

    The Committee of Concerned Europa Stockholders was created to put this unfortunate chapter behind us. We need to refocus management's energy on building the Diamondhead property into a deluxe casino entertainment complex and bring to Europa some sorely needed cash flow. To make this happen, two of the current Board members and members of our Committee, Messrs. Duber and Illius, looked throughout the industry for a team with the experience and energy to bring vision and focus to this project--not an advisory committee but a real management team.

          GIVE EUROPA THE OPPORTUNITY TO HIRE A REAL MANAGEMENT TEAM!
              SIGN, DATE, AND RETURN YOUR WHITE CONSENT CARD TODAY
                DO NOT VOTE THE GOLD CONSENT CARD -- DISCARD IT

--------------------------------------------------------------------------------

                         IMPORTANT--VOTING INSTRUCTIONS

- The Committee urges you to DISCARD any GOLD consent card Mr. Frank E. Williams, Jr. sends to you. To vote FOR all of the Committee's proposals, you MUST execute a WHITE consent card.

- If you already voted a GOLD consent card, but wish to support the Committee, check the box indicating your intent to revoke your prior consent under PROPOSAL NUMBER THREE on our WHITE consent card and sign, date, and return the enclosed WHITE consent card in the postage-paid envelope provided as soon as possible.

- PLEASE SIGN, DATE, AND RETURN THE ENCLOSED WHITE CONSENT CARD TODAY IN THE ENVELOPE PROVIDED.

- If your shares are held in the name of a bank, broker, or other nominee, please sign, date and mail the enclosed WHITE consent card or contact the party responsible for your account and direct them to vote your shares for the Committee's proposals on the WHITE consent card as soon as possible. Your bank, broker, or other nominee can vote your shares only upon receipt of your specific instructions.

IF YOU HAVE QUESTIONS, OR REQUIRE ANY ASSISTANCE IN VOTING YOUR SHARES, PLEASE CALL THE COMPANY ASSISTING US IN COMMUNICATING WITH STOCKHOLDERS:

                                     [LOGO]

                           TOLL FREE: 1-866-318-0501
--------------------------------------------------------------------------------

THANK YOU FOR YOUR SUPPORT. PLEASE RETURN THE WHITE consent card today to ensure that it is received in time to be counted.

                               Very truly yours,
                 THE COMMITTEE OF CONCERNED EUROPA STOCKHOLDERS

Paul DeMattia         John R. Duber        James C. Illius        Roger A. Smith